Exhibit 99.1

Investor Relations inquiries: Jerome Holland Matson, Inc. 510.628.4021 jholland@matson.com	Media inquiries: Jeff S. Hull Matson, Inc. 510.628.4534 jhull@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES THIRD QUARTER 2014 DILUTED EPS OF $0.50

•                  Market growth continued in Hawaii, container volume up 3.8 percent YOY

•                  Freight yields increased across major trade lanes

•                  3Q14 Revenue of $441.8 million, up 6.5 percent YOY

•                  Ocean transportation operating income of $42.6 million, up 67.1 percent YOY

•                  3Q14 Net Income of $21.5 million, EBITDA of $62.2 million

•                  Diluted EPS of $0.50, up 25.0 percent YOY

HONOLULU, Hawaii (November 6, 2014) — Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $21.5 million or $0.50 per diluted share for the quarter ended September 30, 2014, compared with $17.2 million or $0.40 per diluted share in 2013. Consolidated revenue for the third quarter 2014 was $441.8 million compared with $415.0 million in 2013.

For the nine-month period ended September 30, 2014, Matson reported net income of $43.0 million, or $1.00 per diluted share compared with $46.4 million, or $1.08 per diluted share in 2013. Consolidated revenue for the nine-month period ended September 30, 2014 was $1,270.7 million, compared with $1,226.3 million in 2013.

Matt Cox, Matson’s President and Chief Executive Officer, commented, “The Hawaii economy is showing increased vibrancy, and we are earning our share of this growth. We had a strong third quarter this year, the result of a rebound in container carriage in our core Hawaii market, timing of fuel surcharge recoveries, higher freight yields in our major trade lanes, improved lift volumes at SSAT and continuing improvements at Logistics. Also, we incurred several unfavorable items in the third quarter of last year which affected year-over-year comparisons.”

Mr. Cox continued, “Our third quarter financial results outperformed last year and as we look to the fourth quarter of this year, we expect overall results to exceed the results achieved in the fourth quarter of 2013, reflecting continued market growth in our core Hawaii market, strong demand for our premium expedited China service, and improvements at Logistics.”

Fourth Quarter 2014 Outlook

Ocean Transportation: In the third quarter 2014, Hawaii container volume was driven higher by market growth. For the fourth quarter 2014, the Company expects continued market growth in the Hawaii trade, with its Hawaii volume expected to be modestly higher than the fourth quarter 2013.  A competitor is expected to launch new containership capacity into the Hawaii trade early in 2015, and therefore, is not expected to impact the Company’s volume for the remainder of 2014.  In the China trade, overcapacity is expected to continue.  However, the Company expects to maintain high vessel utilization and achieve higher average freight rates, as its expedited service continues to realize a significant premium to market rates. In Guam, the Company expects volume to be modestly better than 2013, assuming no new competitors enter the market.

In the fourth quarter 2014, the Company expects ocean transportation operating income to increase from the $26.0 million achieved in the fourth quarter 2013 (excluding a $9.95 million litigation charge).  This outlook excludes any future impact from the September 2013 molasses incident.

Logistics: In the fourth quarter 2014, the Company expects operating income to be slightly higher than comparable 2013 levels, reflecting continuing improvement in volume growth, expense control and warehouse operations.

Interest Expense: The Company expects its interest expense in 2014 to be approximately $17.3 million, an increase over the 2013 amount due primarily to the Notes financing transaction that closed on January 28, 2014.

Income Tax Expense: The Company expects the full year 2014 effective tax rate to be approximately 43 percent.

Other: The Company expects maintenance capital expenditures for 2014 to be approximately $40.0 million. Additionally, the Company does not have any scheduled contract payments in 2014 related to its two vessels under construction.  However, in the third quarter 2014 the Company made an additional deposit of $65.5 million to its Capital Construction Fund (“CCF”) comprised of $27.5 million in cash and $38.0 million of eligible receivables.  These deposits will have the effect of deferring a portion of the Company’s current cash tax liabilities.

Results By Segment

Ocean Transportation — Three-months ended September 30, 2014 compared with 2013

	Three-Months Ended September 30
(dollars in millions)	2014	2013	Change
Ocean transportation revenue	$329.5	$310.1	6.3%
Operating costs and expenses	286.9	284.6	0.8%
Operating income	$42.6	$25.5	67.1%
Operating income margin	12.9%	8.2%

Volume (Units) (1)
Hawaii containers	35,900	34,600	3.8%
Hawaii automobiles	13,300	16,800	(20.8)%
China containers	15,000	16,200	(7.4)%
Guam containers	6,100	6,000	1.7%
Micronesia/South Pacific containers	4,400	3,200	37.5%

(1)                             Approximate container volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages that straddle the beginning or end of each reporting period.

Ocean transportation revenue increased $19.4 million, or 6.3 percent, during the third quarter 2014 compared with 2013. The increase was due primarily to higher fuel surcharge revenue, Hawaii container volume growth and higher freight yields across all major trade lanes, partially offset by lower automobile volume.

Compared with the third quarter 2013, Hawaii container volume increased 3.8 percent due primarily to market growth; China volume decreased 7.4 percent, the result of one fewer sailing; Guam volume increased slightly; and Micronesia/South Pacific volume increased 37.5 percent due to reconfiguration of the South Pacific service.  Hawaii automobile volume decreased 20.8 percent primarily due to certain customer losses.

Ocean transportation operating income increased $17.1 million, or 67.1 percent, during the third quarter 2014 compared with 2013. The increase can be attributed primarily to the timing of fuel surcharge recoveries, improved results at SSAT, higher container volume in Hawaii, and higher freight yields across all major trade lanes, partially offset by higher terminal handling expenses.  In addition, the third quarter 2013 was impacted by certain unfavorable items including an adverse arbitration decision of $3.8 million related to previously co-owned Guam terminal assets and a $2.2 million tax allocation item related to the Company’s separation from Alexander & Baldwin, Inc.  In the third quarter 2014, the Company incurred $2.1 million in penalties, legal and other expenses related to the molasses released into Honolulu Harbor in September 2013.

The Company’s SSAT terminal joint venture contributed $3.1 million during the third quarter 2014, compared to a $2.4 million loss in 2013.  The increase was primarily attributable to increased lift volume and improved productivity.  In addition, the third quarter 2013 included transition costs related to the expansion of SSAT’s terminal operations in Oakland.

Ocean Transportation — Nine-months ended September 30, 2014 compared with 2013

	Nine-Months Ended September 30
(dollars in millions)	2014	2013	Change
Ocean transportation revenue	$945.2	$920.0	2.7%
Operating costs and expenses	860.4	841.7	2.2%
Operating income	$84.8	$78.3	8.3%
Operating income margin	9.0%	8.5%

Volume (Units) (1)
Hawaii containers	104,000	104,600	(0.6)%
Hawaii automobiles	56,100	63,000	(11.0)%
China containers	44,400	45,800	(3.1)%
Guam containers	18,300	17,900	2.2%
Micronesia/South Pacific containers	10,700	8,000	33.8%

(1)                                 Approximate container volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages that straddle the beginning or end of each reporting period.

Ocean transportation revenue increased $25.2 million, or 2.7 percent, during the nine-month period ended September 30, 2014 compared to 2013. The increase was due primarily to higher freight yields across all major trade lanes and increased volume in the South Pacific, partially offset by lower automobile volume.

During the nine-month period ended September 30, 2014, Hawaii container volume was relatively flat; China volume declined 3.1 percent, the result of two additional sailings in the prior year; Guam volume increased modestly due to timing of shipments; and Micronesia/South Pacific volume increased 33.8 percent reflecting a full nine months of operations and service reconfiguration in the South Pacific.  Hawaii automobile volume decreased 11.0 percent primarily due to certain customer losses.

Ocean transportation operating income increased $6.5 million, or 8.3 percent, during the nine-month period ended September 30, 2014 compared with 2013. The increase can be attributed primarily to higher freight yields across all major trade lanes, lower outside transportation costs, and improved results at SSAT, which were partially offset by increased terminal handling costs.  In addition, the third quarter 2013 was impacted by certain unfavorable items including an adverse arbitration decision of $3.8 million related to previously co-owned Guam terminal assets and a $2.2 million tax allocation item related to the Company’s separation from Alexander & Baldwin, Inc. Year-to-date 2014, the Company has incurred $4.2 million in penalties, legal and other expenses related to the molasses released into Honolulu Harbor in September 2013.

The Company’s SSAT terminal joint venture contributed $5.4 million during the nine-month period ended September 30, 2014, compared to a $3.0 million loss in 2013. The increase was primarily attributable to increased lift volume and improved productivity.  In addition, the third quarter 2013 included transition costs related to the expansion of SSAT’s terminal operations in Oakland.

Logistics— Three-months ended September 30, 2014 compared with September 30, 2013

	Three-Months Ended September 30
(dollars in millions)	2014	2013	Change
Intermodal revenue	$63.5	$63.0	0.8%
Highway revenue	48.8	41.9	16.5%
Total Logistics Revenue	112.3	104.9	7.1%
Operating costs and expenses	109.9	103.2	6.5%
Operating income	$2.4	$1.7	41.2%
Operating income margin	2.1%	1.6%

Logistics revenue increased $7.4 million, or 7.1 percent, during the third quarter 2014 compared to 2013. This increase was primarily due to higher highway volume.

Logistics operating income increased by $0.7 million during the third quarter 2014 compared to 2013. The increase was primarily due to warehouse operating improvements and increased highway volume, partially offset by lower intermodal yield.

Logistics — Nine-months ended September 30, 2014 compared with September 30, 2013

	Nine-Months Ended September 30
(dollars in millions)	2014	2013	Change
Intermodal revenue	$185.3	$185.2	0.1%
Highway revenue	140.2	121.1	15.8%
Total Logistics Revenue	325.5	306.3	6.3%
Operating costs and expenses	319.7	302.2	5.8%
Operating income	$5.8	$4.1	41.5%
Operating income margin	1.8%	1.3%

Logistics revenue increased $19.2 million, or 6.3 percent, during the nine-month period ended September 30, 2014 compared to 2013. This increase was primarily due to higher highway and international intermodal volume, partially offset by lower domestic intermodal volume.

Logistics operating income increased by $1.7 million during the nine-month period ended September 30, 2014 compared to 2013. The increase was primarily due to, warehouse operating improvements, increased highway volume, and a favorable litigation settlement, partially offset by lower intermodal yield.

EBITDA and Capital Allocation

Matson generated EBITDA of $62.2 million during the third quarter 2014 compared to $44.1 million in 2013, an increase of $18.1 million, due to increased ocean transportation and logistics operating income.

Maintenance capital expenditures for the third quarter 2014 totaled $5.4 million compared with $9.9 million in 2013.

On October 23, 2014, Matson’s Board of Directors declared a cash dividend of $0.17 per share payable December 4, 2014, to all shareholders of record as of the close of business on November 6, 2014.

Liquidity and Debt Levels

Total debt as of September 30, 2014 was $377.5 million, of which $360.4 million was long-term debt.  During the third quarter 2014, cash and cash equivalents increased by $7.2 million to $230.9 million at September 30, 2014 compared to June 30, 2014.  The ratio of Net Debt to last twelve month EBITDA was 0.8 as of September 30, 2014.

Teleconference and Webcast

Matson, Inc. has scheduled a conference call at 4:30 p.m. EST/1:30 p.m. PST/11:30 a.m. HST today to discuss its third quarter performance.  The call will be broadcast live along with a slide presentation on the Company’s website at www.matson.com; Investor Relations.  A replay of the conference call will be available approximately two hours after the call through Thursday, November 13, 2014 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 7478277.

About the Company

Founded in 1882, Matson is a leading U.S. carrier in the Pacific.  Matson provides a vital lifeline to the island economies of Hawaii, Guam, Micronesia and select South Pacific islands, and operates a premium, expedited service from China to Southern California.  The Company’s fleet consists of 18 owned and three chartered vessels including containerships, combination container/roll-on/roll-off ships, and custom-designed barges.  Established in 1987, Matson Logistics extends the geographic reach of Matson’s transportation network throughout the continental U.S. Logistics services include domestic and international rail intermodal, highway brokerage and warehousing.  Additional information about Matson, Inc. is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and information to be discussed in the conference call include non-GAAP measures. While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period. These non-GAAP measures include, but are not limited to, Earnings Before Interest, Depreciation and Amortization (“EBITDA”).

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to regional, national and international economic conditions; new or increased competition; fuel prices and our ability to collect fuel surcharges; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors, including the timing of the entry of a competitor in the Guam trade lane; consummating and integrating acquisitions; conditions in the financial markets; changes in our credit profile and our future financial performance; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; the potential adverse effect of the molasses release on Matson’s business and stock price, the potential for changes in the Company’s operations or regulatory compliance obligations and potential governmental agency claims, disputes, legal or other proceedings, fines, penalties, natural resource damages, inquiries or investigations or other regulatory actions, including debarment, relating to the molasses release; repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements; and the occurrence of marine accidents, poor weather or natural disasters.  These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.  We do not undertake any obligation to update our forward-looking statements.

# # #

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three-Months Ended		Nine-Months Ended
	September 30,		September 30,
(In millions, except per-share amounts)	2014	2013	2014	2013
Operating Revenue:
Ocean transportation	$329.5	$310.1	$945.2	$920.0
Logistics	112.3	104.9	325.5	306.3
Total operating revenue	441.8	415.0	1,270.7	1,226.3

Costs and Expenses:
Operating costs	363.8	353.6	1,078.5	1,041.3
Equity in (income) loss from terminal joint venture	(3.1)	2.4	(5.4)	3.0
Selling, general and administrative	36.1	31.8	107.0	99.6
Total operating costs and expenses	396.8	387.8	1,180.1	1,143.9

Operating Income	45.0	27.2	90.6	82.4
Interest expense	(4.4)	(3.6)	(13.0)	(10.9)
Income Before Income Taxes	40.6	23.6	77.6	71.5
Income tax expense	(19.1)	(6.4)	(34.6)	(25.1)
Net Income	$21.5	$17.2	$43.0	$46.4

Basic Earnings Per Share:	$0.50	$0.40	$1.00	$1.09

Diluted Earnings Per Share:	$0.50	$0.40	$1.00	$1.08

Weighted Average Number of Shares Outstanding:
Basic	43.0	42.8	43.0	42.7
Diluted	43.4	43.3	43.3	43.1

Cash Dividends Per Share	$0.17	$0.16	$0.49	$0.46

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	September	December
(In millions)	2014	2013
ASSETS
Cash and cash equivalents	$230.9	$114.5
Other current assets	233.8	234.4
Total current assets	464.7	348.9
Investment in terminal joint venture	63.2	57.6
Property and equipment, net	706.3	735.4
Other assets	126.6	106.4
Total assets	$1,360.8	$1,248.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$17.1	$12.5
Other current liabilities	187.7	188.1
Total current liabilities	204.8	200.6

Long-term debt	360.4	273.6
Deferred income taxes	324.1	326.1
Other liabilities	104.6	109.8
Total long-term liabilities	789.1	709.5

Total shareholders’ equity	366.9	338.2
Total liabilities and shareholders’ equity	$1,360.8	$1,248.3

Net Debt Reconciliation

September 30,
(In millions)	2014
Total Debt:	$377.5
Less: Total cash and cash equivalents	(230.9)
Net Debt	$146.6

EBITDA Reconciliation

	Three-Months Ended
	September 30			Last Twelve
(In millions)	2014	2013	Change	Months
Net Income	$21.5	$17.2	$4.3	$50.3
Add: Income tax expense	19.1	6.4	12.7	41.7
Add: Interest expense	4.4	3.6	0.8	16.5
Add: Depreciation and amortization	17.2	16.9	0.3	69.4
EBITDA (1)	$62.2	$44.1	$18.1	$177.9

(1)         EBITDA is defined as the sum of net income, less income or loss from discontinued operations, plus income tax expense, interest expense and depreciation and amortization.  EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.